EXHIBIT 99.3

Customer Script/Talking Points

Sales Force/Customers

Draft/Confidential

I have some important news to share with you today.

Today, we announced that Imperial Sugar has entered into a definitive merger agreement with Louis Dreyfus Commodities (LDC), a leading global commodities company.  When the merger agreement is completed, Imperial Sugar will become a wholly-owned subsidiary of Louis Dreyfus Commodities.

Imperial places tremendous value on the relationships we have cultivated with our customers and providing you with the high quality products you have come to rely upon remains our top priority.  To that end, we expect continuity of production through the close of the merger to ensure customer needs are met.  We also expect to perform all contracts in accordance with their existing terms.

Looking ahead, we believe our Customers will benefit from this merger in a variety of ways.  This transaction will lead to Imperial Sugar becoming part of a large global agri-business, which should offer enhanced access to financing and raw sugar supply.  LDC has the capital resources necessary to continue to make investments in our plants and people to enable us to scale to meet customer demand and help ensure predictable supply.  Furthermore, we believe Imperial Sugar’s relationships with multi-national sugar users will reinforce the potential for service in countries where LDC’s sugar refining and distribution activities are growing.

Like Imperial, Louis Dreyfus Commodities has a long and distinguished heritage. The company was founded in 1851 and has expanded its expertise to a wide variety of commodities. The group’s portfolio includes Oilseeds, Grains, Rice, Freight, Finance, Juice, Cotton, Coffee, Metals, Dairy, Fertilizers, Sugar and Ethanol businesses.

LDC’s global sugar business has grown significantly in the last decade, with a particular focus on sugar cane milling in Brazil (where it operates 13 sugar mills and manages extensive cane farming activities), international sugar merchandising with a keen focus on customer partnerships and risk management, and in depth research and market analysis.

Following completion of the transaction, we expect to continue our company’s rigorous product quality, food safety, customer service and social responsibility programs, and to continue to support our brands, including Dixie Crystals, Imperial, Holly, Savannah Gold and NatureWise Sweeteners™. We have also been informed by LDC that intends to continue operating all of Imperial’s existing industrial facilities.

Until the completion of the merger, Imperial’s management will continue to operate the business and your contact point for the USA will remain with current Imperial Sugar employees until otherwise notified.

In closing, we believe this merger will further improve our ability to service the needs of our customers.  Our team is grateful for the trust you have placed in us and we look forward to continuing our relationship in the years to come. Thank you for your ongoing commitment.

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS

Statements herein regarding the proposed transaction among Louis Dreyfus Commodities LLC and Imperial Sugar Company, future financial and operating results and any other statements about future expectations constitute “forward looking statements.”  These forward looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions.  Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements.  We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law. Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use our historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Imperial Sugar’s filings with the Securities and Exchange Commission, including Imperial Sugar’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011, which are available at the SEC’s Web site http://www.sec.gov.  The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The tender offer has not yet commenced and important information regarding the terms of the tender offer will be contained in a Schedule TO filed by the acquirer.  This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Imperial Sugar.  At the time the offer is commenced, the acquirer will file a tender offer statement on Schedule TO with the Securities and Exchange Commission, and in connection with the proposed transaction, Imperial Sugar Company plans to file with the SEC a Tender Offer Solicitation/Recommendation Statement under cover of Schedule 14D-9.  Investors and security holders of Imperial Sugar Company are urged to read the acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 and any other relevant documents filed with the SEC when they are available before any decision is made with respect to the tender offer because they will contain important information about Imperial Sugar Company, the proposed transaction and related matters.  Acquirer’s tender offer statement and Imperial Sugar Company’s Tender Offer Solicitation/Recommendation Statement filed under cover of Schedule 14D-9 will be mailed to stockholders of the Company.  Investors and security holders of the Company will be able to obtain copies of acquirer’s tender offer statement (including an offer to purchase, a related letter of transmittal and other offer documents) filed on Schedule TO and the Schedule 14D-9, when they become available, as well as other filings with the SEC that will be incorporated by reference into such documents, containing information about Imperial Sugar Company and the tender offer, without charge, at the SEC’s Internet site (http://www.sec.gov).  These documents may also be obtained for free from Imperial Sugar Company by directing a request at our Investor Relations page on our corporate website at http://www.imperialsugarcompany.com/investor-relations.html.